Exhibit 99.1

DEVELOPERS DIVERSIFIED REALTY CORPORATION
For Immediate Release:

Contact:	Scott A. Wolstein	Francine Glandt
	Chairman and	Vice President of Capital Markets and Treasurer
	Chief Executive Officer	216-755-5500
	216-755-5500	FGlandt@ddr.com
DEVELOPERS DIVERSIFIED REALTY REPORTS FFO PER
DILUTED SHARE OF $3.29 FOR THE YEAR ENDED DECEMBER 31, 2008 BEFORE NON-
RECURRING GAINS AND LOSSES
CLEVELAND, OHIO, February 23, 2009 - Developers Diversified Realty Corporation (NYSE: DDR), the nation’s leading owner, manager and developer of market-dominant shopping centers, today reported operating results for the fourth quarter and year ended December 31, 2008.
•	The Company’s fourth quarter operating Funds From Operations (“FFO”) was $0.74 per share after adjusting for the $216.3 million of charges summarized below and eliminating the gain on repurchase of unsecured notes of $11.4 million.

FFO and net income for the three-month period ended December 31, 2008, reflected $216.3 million, or $1.78 per share, of net charges, primarily non cash, summarized as follows (in millions):

Consolidated non-cash impairment charges	$79.9
Non-cash termination of an equity award plan	15.8
Abandoned projects, transaction costs and other expenses	20.8
Non-cash impairment charges on equity investments	107.0
Impairment charges and other expense recorded in equity income (loss) from joint ventures	8.5
Loss on sale of discontinued operations	3.0
Effect of above charges allocated to minority interest	(18.7)

$216.3

•	FFO applicable to common shareholders for the three-month period ended December 31, 2008 was a loss of $114.9 million or a loss of $0.95 per diluted share which compares to FFO income of $100.0 million or $0.82 per diluted share for the prior-year comparable period. Net loss applicable to common shareholders for the three-month period ended December 31, 2008 was $190.2 million or a loss of $1.57 per diluted share which compares to net income of $32.2 million or $0.27 per diluted share for the prior-year comparable period.

•	The Company’s operating FFO for the year was $3.29 per share after adjusting for the $225.6 million of charges summarized below and eliminating the gain on repurchase of unsecured notes of $11.6 million.

FFO and net income for the year ended December 31, 2008, reflected $225.6 million, or $1.86 per share, of net charges, primarily non cash, summarized as follows (in millions):

Consolidated non-cash impairment charges	$79.9
Non-cash termination of an equity award plan	15.8
Abandoned projects, transaction costs and other expenses	28.3
Non-cash impairment charges on equity investments	107.0
Impairment charges and other expense recorded in equity income (loss) from joint ventures	4.6
Loss on sale of discontinued operations	8.7
Effect of above charges allocated to minority interest	(18.7)

$225.6

•	FFO applicable to common shareholders for the year ended December 31, 2008 was $183.8 million, or $1.52 per diluted share which compares to $465.0 million or $3.79 per diluted share in 2007. For the year ended December 31, 2008, net loss applicable to common shareholders was $100.0 million or $0.83 per diluted share which compares to net income of $225.1 million or $1.85 per diluted share in 2007. The decrease in FFO and net income per share for the year ended December 31, 2008, is primarily related to the charges described above for the three-month period and a reduction in the amount of transactional income recognized in 2008, primarily related to gains on disposition of real estate that occurred in 2007, as described below.

•	Executed leases during the fourth quarter totaled approximately 1.9 million square feet, including 105 new leases and 204 renewals.

•	On a cash basis, base rental rates increased 10.0% on new leases, 2.7% on renewals and 4.0% overall.

•	Core portfolio leased percentage at December 31, 2008 was 92.2%.

•	Same store net operating income (“NOI”) for the year increased 1.7% over the prior-year comparable period.
Scott A. Wolstein, Developers Diversified’s Chairman and Chief Executive Officer, stated, “I am pleased to announce this quarter’s operating results, which have proven to be relatively resilient despite the severe economic challenges. We continue to see consumers shift their shopping habits to value-oriented retailers, which make up a large percentage of our portfolio. We are very proud of our leasing team’s ability to execute leases in this challenging environment, reflected by nearly 2 million square feet of executed leases this quarter.
While our financial results were lowered by significant impairment charges and certain other non-recurring charges, our core operating results were in line with expectations and continue to display relative stability as we weather these unprecedented economic challenges. We made progress in the fourth quarter, but are extremely focused on further improving our liquidity and lowering leverage.”
Financial Results:
Net loss applicable to common shareholders was $190.2 million, or $1.57 per share (diluted and basic), for the three-month period ended December 31, 2008, as compared to net income of $32.2 million, or $0.27 per share (diluted and basic), for the prior year comparable period.

For the three-month period ended December 31, 2008, FFO per share was a loss of $0.95 (diluted and basic) compared to income of $0.82 (diluted and basic) for the prior-year comparable period. FFO applicable to common shareholders was a loss of $114.9 million for the three-month period ended December 31, 2008, as compared to FFO income of $100.0 million for the three-month period ended December 31, 2007.
Net loss applicable to common shareholders was $100.0 million, or $0.83 per share (diluted and basic), for the year ended December 31, 2008, as compared to net income of $225.1 million, or $1.85 per share (diluted) and $1.86 per share (basic), for the previous year. The decrease in net income for the year ended December 31, 2008, is primarily the result of non-cash impairment charges recorded relating to the Company’s consolidated real estate assets as well as its unconsolidated joint venture investments aggregating $169.2 million, net of amounts applicable to minority interests, a non-cash charge of $15.8 million related to the termination of an equity award plan and costs incurred of $28.3 million related to abandoned projects, transaction costs and other non recurring/one time expenses partially offset by a gain on the repurchase of the Company’s senior notes of $11.6 million and lower transactional income earned compared to the same period in 2007 (gains on disposition of real estate of approximately $79 million and promoted income from joint venture interests of approximately $14.3 million in 2007) relating to the transfer of 62 assets to unconsolidated joint venture interests and the sale of 67 assets to third parties.
For the years ended December 31, 2008 and 2007, FFO per share was $1.52 (diluted and basic) and $3.79 (diluted) and $3.80 (basic), respectively. FFO applicable to common shareholders was $183.8 million for the year ended December 31, 2008, as compared to $465.0 million for the year ended December 31, 2007. The decrease in FFO for the year ended December 31, 2008, is primarily a result of the same factors impacting net income as described above.
FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry and a widely accepted measure of real estate investment trust (“REIT”) performance. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”), is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred share dividends, (ii) gains from disposition of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, (iii) extraordinary items and (iv) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from minority equity investments and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. A reconciliation of net income to FFO is presented in the financial highlights section.
Leasing:
The following results from the three-month period ended December 31, 2008 highlight continued strong leasing activity throughout the portfolio:
•	Executed 105 new leases aggregating approximately 0.5 million square feet and 204 renewals aggregating approximately 1.4 million square feet.

•	On a cash basis, rental rates on new leases increased 10.0% and rental rates on renewals increased 2.7%. Overall, rental rates for new leases and renewals increased 4.0%.

•	Total portfolio average annualized base rent per occupied square foot, excluding Brazil, as of December 31, 2008 was $12.43, as compared to $12.33 at December 31, 2007.

•	Core portfolio leased rate was 92.2% as of December 31, 2008, as compared to 96.0% at December 31, 2007.
Total annual recurring leasing capital expenditures for the Company and its joint ventures are estimated to be approximately $32 million ($0.27 per square foot of owned GLA) in 2009 calculated based on 100% of the funding.
Dispositions:
The Company sold 11 shopping center properties, aggregating 0.4 million square feet for approximately $35.6 million and recognized a net loss of approximately $3.0 million in the fourth quarter of 2008. An additional seven assets were sold in the first quarter of 2009 for approximately $65.8 million of which a portion of the proceeds will be allocable to minority partners.
Wholly-Owned and Consolidated Joint Venture Development:
The Company currently has the following wholly-owned and consolidated joint venture shopping center projects under construction:

		Expected
	Owned	Net Cost	Initial Anchor
Location	GLA	($ Millions)	Opening *	Description
Ukiah (Mendocino), California **	228,943	$66.9	2H 11	Mixed Use
Guilford, Connecticut	137,527	48.0	2H 10	Lifestyle Center
Miami (Homestead), Florida	272,610	79.7	2H 08	Community Center
Miami, Florida	391,351	148.8	2H 06	Mixed Use
Boise (Nampa), Idaho	431,689	126.7	2H 07	Community Center
Boston (Norwood), Massachusetts	56,343	26.7	2H 09	Community Center
Boston, Massachusetts (Seabrook, New Hampshire)	210,855	54.5	2H 10	Community Center
Elmira (Horseheads), New York	350,987	55.0	1H 07	Community Center
Raleigh (Apex), North Carolina (Promenade)	72,830	16.9	2H 09	Community Center
Austin (Kyle), Texas **	443,092	77.2	2H 09	Community Center

Total	2,596,227	$700.4

*	1H = First Half, 2H = Second Half; either actual or anticipated

**	Consolidated 50% Joint Venture
At December 31, 2008, approximately $472.6 million of costs were incurred in relation to the Company’s 10 wholly-owned and consolidated joint venture development projects under construction.
In addition to these current developments, several of which will be phased in, the Company and its joint venture partners intend to commence construction on various other developments only after substantial tenant leasing has occurred and acceptable construction financing is available, including several international projects.
Unconsolidated Joint Venture Development:
The Company’s unconsolidated joint ventures have the following shopping center projects under construction. At December 31, 2008, approximately $479.7 million of costs had been incurred in relation to these development projects.

	DDR’s Effective		Expected	Initial
	Ownership	Owned	Net Cost	Anchor
Location	Percentage	GLA	($ Millions)	Opening*	Description
Kansas City (Merriam), Kansas	20.0%	158,632	$43.7	TBD	Community Center
Detroit (Bloomfield Hills), Michigan	10.0%	623,782	189.8	TBD	Lifestyle Center
Dallas (Allen), Texas	10.0%	797,665	171.2	1H 08	Lifestyle Center
Manaus, Brazil	47.4%	477,630	98.2	1H 09	Enclosed Mall

Total		2,057,709	$502.9

*	1H = First Half, 2H = Second Half; either actual or anticipated; TBD= to be determined.
Wholly-Owned and Consolidated Joint Venture Redevelopments and Expansions:

The Company is currently expanding/redeveloping the following wholly-owned and consolidated joint venture shopping centers at a projected aggregate net cost of approximately $106.9 million. At December 31, 2008, approximately $76.6 million of costs had been incurred in relation to these projects.

Property	Description
Miami (Plantation), Florida	Redevelop shopping center to include Kohl’s and additional junior tenants
Chesterfield, Michigan	Construct 25,400 sf of small shop space and retail space
Fayetteville, North Carolina	Redevelop 18,000 sf of small shop space and construct an outparcel building
Unconsolidated Joint Venture Redevelopments and Expansions:
The Company’s unconsolidated joint ventures are currently expanding/redeveloping the following shopping centers at a projected net cost of $154.2 million, which includes original acquisition costs related to assets acquired for redevelopment. At December 31, 2008, approximately $116.7 million of costs had been incurred in relation to these projects. The following is a summary of these joint venture redevelopment and expansion projects:

	DDR’s
	Effective
	Ownership
Property	Percentage	Description
Buena Park, California	20%	Large-scale re-development of enclosed mall to open-air format
Los Angeles (Lancaster), California	21%	Relocate Wal-Mart and redevelop former Wal-Mart space
Benton Harbor, Michigan	20%	Construct 89,000 square feet of anchor space and retail shops
Dividends:
The Company’s board of directors has approved the payment of DDR’s first quarter dividend in a combination of cash and shares of the Company’s common stock. The Company intends to limit the aggregate amount of cash payable to shareholders in the dividend to 10% of the total dividend paid. This new payout initiative is a part of the Company’s strategy to further enhance liquidity and maximize free cash flow and maintain its REIT status.
Financings:
The Company’s joint venture in Brazil obtained 8.5% fixed-rate, twelve-year financing of R$112 million for the development in Manaus, Brazil. In addition, during the fourth quarter, the Company refinanced a $19 million development loan for a consolidated joint venture with a new loan of approximately $30 million at an interest rate of LIBOR plus 300 bps, which matures in January 2010.
In the fourth quarter of 2008, the Company purchased approximately $66.9 million face amount of its outstanding senior notes at a discount to par resulting in a gain of approximately $11.4 million. Additionally, during January 2009, the Company purchased an additional $10 million of senior notes. In January 2009, the Company repaid in full approximately $227 million of its senior notes upon maturity primarily with borrowings under its revolving credit facility.
Equity Issuances:
The Company sold approximately 8.6 million of its common shares in December 2008, generating net proceeds of approximately $43 million in the aggregate through its continuous equity program. Substantially, all net proceeds have been used to repay debt.

Developers Diversified Realty Corporation currently owns and manages over 710 retail operating and development properties in 45 states, plus Puerto Rico, Brazil and Canada, totaling approximately 157 million square feet. Developers Diversified Realty Corporation is a self-administered and self-managed REIT operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.
A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at our corporate office to Francine Glandt, Vice President of Capital Markets and Treasurer, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, Ohio 44122 or on our Web site which is located at http://www.ddr.com.
Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of , significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; our ability to sell assets on commercially reasonable terms; our ability to secure equity or debt financing on commercially acceptable terms or at all; our ability to enter into definitive agreements with regard to our financing and joint venture arrangements or our failure to satisfy conditions to the completion of these arrangements and the finalization of the financial statements for three-month period and year ended December 31, 2008. For additional factors that could cause the results of the Company to differ materially from these indicated in the forward-looking statements, please refer to the Company’s Form 10-K as of December 31, 2007. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three-Month Period		Year Ended
	Ended December 31,		December 31,
	2008	2007	2008	2007
Revenues:
Minimum rents (A)	$156,158	$157,870	$628,664	$635,415
Percentage and overage rents (A)	4,267	5,066	9,414	10,540
Recoveries from tenants	47,269	51,009	198,919	203,126
Ancillary and other property income	6,460	5,505	22,294	19,518
Management, development and other fee income	15,588	15,934	62,890	50,840
Other (B)	1,457	161	9,291	13,697

	231,199	235,545	931,472	933,136

Expenses:
Operating and maintenance (C)	40,340	37,790	146,346	131,409
Real estate taxes	27,610	25,617	110,773	107,428
Impairment charges (D)	79,864	—	79,864	—
Termination of equity award plan (E)	15,837	—	15,837	—
General and administrative (E)	20,275	20,940	81,882	81,244
Depreciation and amortization	65,085	53,358	242,032	214,445

	249,011	137,705	676,734	534,526

Other income (expense):
Interest income	2,682	1,045	5,473	8,772
Interest expense	(61,790)	(63,789)	(244,212)	(258,149)
Gain on repurchase of senior notes	11,351	—	11,552	—
Abandoned projects and transaction costs (D)	(11,519)	—	(12,433)	—
Other expenses (F)	(9,273)	(2,344)	(15,819)	(3,019)

	(68,549)	(65,088)	(255,439)	(252,396)

(Loss) income before equity in net (loss) income of joint ventures, minority interests, income tax benefit (expense) of taxable REIT subsidiaries and franchise taxes, discontinued operations and gain on disposition of real estate, net of tax	(86,361)	32,752	(701)	146, 214
Equity in net (loss) income of joint ventures (G)	(4,205)	9,343	17,719	43,229
Impairment of joint venture investments (D)	(106,957)	—	(106,957)	—
Minority interests (H)	17,053	(2,013)	11,188	(18,218)
Income tax benefit (expense) of taxable REIT subsidiaries and Franchise taxes (I)	2,351	(633)	17,434	14,669

(Loss) income from continuing operations	(178,119)	39,449	(61,317)	185,894
(Loss) income from discontinued operations (J)	(2,117)	(1,795)	(3,421)	21,302

(Loss) income before gain on disposition of real estate	(180,236)	37,654	(64,738)	207,196
Gain on disposition of real estate, net of tax	594	5,137	6,962	68,851

Net (loss) income	$(179,642)	$42,791	$(57,776)	$276,047

Net (loss) income applicable to common shareholders	$(190,209)	$32,224	$(100,045)	$225,113

Funds From Operations (“FFO”):
Net (loss) income applicable to common shareholders	$(190,209)	$32,224	$(100,045)	$225,113
Depreciation and amortization of real estate investments	63,603	53,577	236,344	214,396
Equity in net loss (income) of joint ventures (I)	4,205	(9,343)	(17,719)	(43,229)
Joint ventures’ FFO (I)	7,433	21,949	68,355	84,423
Minority interests (OP Units) (J)	—	569	1,145	2,275
Loss (gain) on disposition of depreciable real estate	77	1,057	(4,244)	(17,956)

FFO applicable to common shareholders	(114,891)	100,033	183,836	465,022
Preferred dividends	10,567	10,567	42,269	50,934

FFO	$(104,324)	$110,600	$226,105	$515,956

Per share data:
(Loss) earnings per common share
Basic	$(1.57)	$0.27	$(0.83)	$1.86

Diluted	$(1.57)	$0.27	$(0.83)	$1.85

Dividends Declared	$—	$0.66	$2.07	$2.64

Funds From Operations — Basic (K)	$(0.95)	$0.82	$1.52	$3.80

Funds From Operations — Diluted (K)	$(0.95)	$0.82	$1.52	$3.79

Basic — average shares outstanding	121,019	120,786	119,843	120,879

Diluted — average shares outstanding	121,019	121,103	119,987	121,497

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(A)	Base and percentage rental revenues for the year ended December 31, 2008, as compared to the prior year, decreased $7.9 million, primarily due to the disposition of properties in 2008 and 2007 to joint venture interests and third parties aggregating $29.0 million. Partially offsetting this decrease were the following increases in base and percentage rental revenues: an increase of $3.3 million relating to the core portfolio properties (an increase of 0.6% over the comparable period in 2007), $17.8 million from the acquisition of assets and the merger with IRRETI, $3.8 million related to developments and redevelopments and $0.4 million from an increase in occupancy at the Company’s business centers. Included in rental revenues for the years ended December 31, 2008 and 2007, is approximately $8.0 million and $12.1 million, respectively, of revenue resulting from the recognition of straight-line rents.
(B)	Other income for the three-month periods and years ended December 31, 2008 and 2007 was comprised of the following (in millions):

	Three-Month Period		Year Ended
	Ended December 31,		December 31,
	2008	2007	2008	2007
Acquisition fees	$—	$0.1	$—	$6.4
Lease termination fees	0.8	0.1	6.3	5.0
Financing fees	0.1	—	2.0	1.5
Other miscellaneous	0.6	—	1.0	0.8

	$1.5	$0.2	$9.3	$13.7

(C)	Included in operating and maintenance expenses is bad debt expense aggregating $8.5 million and $2.4 million relating to the three-month periods ended December 31, 2008 and 2007, respectively. Fourth quarter 2008 bad debt expense includes the write off of $4.1 million of straight-line rents relating to Mervyns, of which 50% is allocable to minority interest. For the years ended December 31, 2008 and 2007, bad debt expense was $18.7 million and $9.0 million or 2% and 1% of total revenues, respectively.
(D)	Due to the continued deterioration of the U.S. capital markets and the lack of liquidity and the related impact on the real estate market and retail industry, during the fourth quarter of 2008, the Company recorded impairment charges on several consolidated real estate investments, including both operating shopping centers and land under development, to the extent the book basis of the asset was in excess of the estimated fair market value. As discussed below, some of these charges are allocable to minority interest thereby providing a partial offset. In addition, the Company determined that several of its unconsolidated joint venture investments suffered an “Other than Temporary Impairment.” The Company recorded approximately $107.0 million of impairment charges associated with certain of its joint venture investments in accordance with Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investment in Common Stock.” The provisions of this opinion require that a loss in value of an investment under the equity method of accounting which is an other than “temporary” decline must be recognized. The Company also wrote off costs related to abandoned development projects as well as costs incurred for transactions that are not expected to close.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(E)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the years ended December 31, 2008 and 2007, general and administrative expenses were approximately 5.2% and 4.5%, respectively, of total revenues, including joint venture revenues. For the year ended December 31, 2008, the Company recorded a non-cash charge of approximately $15.8 million related to the termination of a supplemental equity award plan. Excluding this charge, general and administrative expenses were 4.3% of total revenues for the year ended December 31, 2008. For the year ended December 31, 2007, the Company recorded a charge of approximately $4.1 million to general and administrative expense in connection with the Company’s former president’s resignation as an executive officer. Excluding this charge, general and administrative expenses were 4.3% of total revenues for the year ended December 31, 2007.
(F)	Other expense primarily relates to a reserve associated with a mezzanine notes receivable as well as litigation costs related to a potential liability associated with a legal verdict. The accrual for the legal verdict was established in the third quarter of 2008.
(G)	The following is a summary of the combined operating results of the Company’s joint ventures:

	Three-Month Period		Year Ended
	Ended December 31,		December 31,
	2008	2007	2008	2007
Revenues from operations (a)	$231,716	$237,654	$946,340	$812,630

Operating expense	82,682	84,547	328,875	272,277
Impairment charges (b)	3,887	—	3,887	—
Depreciation and amortization of real estate investments	65,929	57,825	241,652	193,032
Interest expense	82,572	79,543	307,580	269,405

	235,070	221,915	881,994	734,714

Income (loss) from operations before tax benefit (expense) and discontinued operations	(3,354)	15,739	64,346	77,916
Income tax (expense) benefit	(3,485)	2,664	(15,479)	(4,839)
(Loss) gain on disposition of real estate	(18)	1,399	(67)	94,386
(Loss) income from discontinued operations, net of tax	(10)	75	105	(784)
Income (loss) on disposition of discontinued operations, net of tax	7,364	(12)	7,364	2,516
Other expense, net (c)	(47,791)	—	(31,318)	—

Net (loss) income	$(47,294)	$19,865	$24,951	$169,195

DDR ownership interests (d)	$(5,482)	$10,017	$17,335	$44,537

FFO from joint ventures are summarized as follows:

Net income	$(47,294)	$19,865	$24,951	$169,195
Loss (gain) on disposition of real estate, including discontinued operations	(7,364)	228	(7,350)	(91,111)
Depreciation and amortization of real estate investments	65,928	57,919	241,651	193,437

	$11,270	$78,012	$259,252	$271,521

DDR ownership interests (d)	$7,433	$21,949	$68,355	$84,423

DDR joint venture distributions received, net (e)	$24,467	$17,323	$65,957	$97,104

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(a)	Revenues for the three-month periods ended December 31, 2008 and 2007 included approximately $0.7 million and $2.7 million, respectively, resulting from the recognition of straight-line rents, of which the Company’s proportionate share was not material and $0.4 million, respectively. Revenues for the years ended December 31, 2008 and 2007 included approximately $6.3 million and $9.3 million, respectively, resulting from the recognition of straight-line rents, of which the Company’s proportionate share was $0.8 million and $1.4 million, respectively.

(b)	Impairment charges aggregating $3.9 million were recorded at two joint ventures related to assets under contract expected to be sold in the first half of 2009 of which the Company’s share was $0.5 million.

(c)	Includes non-cash impairment charges and loss on sale of assets of which the Company’s share aggregated $2.4 million. Also includes the effects of certain derivative instruments that are marked to market through earnings from the Company’s equity investment in Macquarie DDR Trust aggregating approximately $45.9 million and $29.4 million of loss for the three-month period and year ended December 31, 2008, respectively, of which the Company’s share was approximately $5.6 million and $1.7 million of loss, respectively.

(d)	The Company’s share of joint venture net income was increased by $1.2 million and decreased by $0.6 million for the three-month periods ended December 31, 2008 and 2007, respectively. The Company’s share of joint venture net income was increased by $0.4 million and decreased by $1.2 million for the years ended December 31, 2008 and 2007, respectively. These adjustments relate to basis differences impacting amortization and depreciation and gain on dispositions. During the year ended December 31, 2007, the Company received $13.6 million of promoted income relating to the sale of assets from the DDR Markaz Joint Venture which is included in the Company’s proportionate share of net income and FFO.

At December 31, 2008 and 2007, the Company owned joint venture interests, excluding consolidated joint ventures, in 329 and 317 shopping center properties, respectively.

(e)	Distributions may include funds received from asset sales and refinancings in addition to ongoing operating distributions.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(H)   Minority interests are comprised of the following:

	Three-Month Period		Year Ended
	Ended December 31,		December 31,
	2008	2007	2008	2007
Minority equity interests	$17,053	$(1,444)	$12,333	$(6,253)
Operating partnership units	—	(569)	(1,145)	(2,275)
Preferred operating partnership units	—	—	—	(9,690)

	$17,053	$(2,013)	$11,188	$(18,218)

The $17.1 million and $12.3 million of income from minority interests for the three-month period and year ended December 31, 2008, respectively, is primarily related to asset impairment charges and the write off of straight-line rent relating to the DDR MDT MV LLC (Mervyns), a consolidated joint venture, of which the Company has a 50% interest.
The preferred operating partnership units were redeemed in June 2007. In June 2008, 0.5 million operating partnership units were converted into an equivalent number of common shares of the Company.
(I)	During the third quarter of 2008 and the first quarter of 2007, the Company released to income approximately $16.0 million and $15.0 million, respectively, of previously established valuation allowances against certain deferred tax assets as management had determined, due to several factors, that it is more likely than not that the deferred tax asset will be realized. The release of this reserve in 2008 was primarily due to the Company’s increased use of its taxable REIT subsidiaries relating to the recognition of fees, primarily from joint ventures, and other miscellaneous non-real estate related income.
(J)	The operating results relating to assets classified as discontinued operations are summarized as follows:

	Three-Month Period		Year Ended
	Ended December 31,		December 31,
	2008	2007	2008	2007
Revenues	$1,334	$3,765	$12,182	$40,554

Expenses:
Operating	—	780	3,990	11,708
Interest, net	241	918	2,331	10,308
Depreciation	210	2,718	4,342	9,929
Minority interest	—	80	110	(434)

Total expenses	451	4,496	10,773	31,511

Income (loss) before (loss) gain on disposition of real estate	883	(731)	1,409	9,043
(Loss) gain on disposition of real estate, net	(3,000)	(1,064)	(4,830)	12,259

Net (loss) income	$(2,117)	$(1,795)	$(3,421)	$21,302

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(K)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the assumed conversion of approximately 0.4 million and 0.9 million Operating Partnership Units (“OP Units”) outstanding at December 31, 2008 and 2007, respectively, 0.9 million common shares of the Company for the three-month period ended December 31, 2007 (antidilutive at December 31, 2008) and 0.6 million and 0.9 million common shares for the years ended December 31, 2008 and 2007, respectively, on a weighted average basis. The weighted average diluted shares and OP Units outstanding, for purposes of computing FFO, were approximately 121.5 million and 122.5 million for the three-month periods ended December 31, 2008 and 2007, respectively, and 121.0 million and 122.7 million for the years ended December 31, 2008 and 2007, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
Selected Balance Sheet Data:

	December 31, 2008 (A)	December 31, 2007 (A)
Assets:
Real estate and rental property:
Land	$2,073,947	$2,142,942
Buildings	5,890,332	5,933,890
Fixtures and tenant improvements	262,809	237,117

	8,227,088	8,313,949
Less: Accumulated depreciation	(1,208,903)	(1,024,048)

	7,018,185	7,289,901
Construction in progress	879,547	664,926
Assets held for sale	—	5,796

Real estate, net	7,897,732	7,960,623

Investments in and advances to joint ventures	583,767	638,111
Cash	29,494	49,547
Restricted cash (B)	111,792	58,958
Notes receivable	75,781	18,557
Receivables, including straight-line rent, net	164,356	199,354
Other assets, net	155,403	164,666

	$9,018,325	$9,089,816

Liabilities:
Indebtedness:
Revolving credit facilities	$1,027,183	$709,459
Unsecured debt	2,452,741	2,622,219
Mortgage and other secured debt	2,437,440	2,259,336

	5,917,364	5,591,014
Dividends payable	6,967	85,851
Other liabilities	281,179	285,245

	6,205,510	5,962,110
Minority interests	128,130	128,881
Shareholders’ equity	2,684,685	2,998,825

	$9,018,325	$9,089,816

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)

(A)	Amounts include the consolidation of a 50% owned joint venture, DDR MDT MV LLC (“MV LLC”), that owns 37 sites formerly occupied by Mervyns, which includes $348.5 and $405.8 million of real estate assets at December 31, 2008 and 2007, respectively, $258.5 million of mortgage debt at December 31, 2008 and 2007, and $70.2 million and $74.6 million of minority equity interest at December 31, 2008 and 2007, respectively. The decrease in real estate assets at MV LLC in 2008 is primarily due to the application of $25.0 million in cash proceeds received under a purchase price rebate letter of credit from the seller of the Mervyns portfolio due to the retailer’s bankruptcy filing during the third quarter and approximately $35.3 million of non-cash impairment charges recorded on these assets in the fourth quarter.
(B)	Restricted cash includes $64.8 million at MV LLC at December 31, 2008. The MV LLC restricted cash is comprised of $23.9 million received from the seller of the Mervyns portfolio relating to Mervyns bankruptcy filing in the third quarter, a $33.0 million net capital contribution by the members of MV LLC, and $7.9 million related to a security deposit letter of credit, all of which are required to be held in escrow by the lender. Also included in restricted cash is $47.0 million and $59.0 million at December 31, 2008 and 2007, respectively, relating to the terms of a bond issue for one of the Company’s projects in Mississippi.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(in thousands)
Selected Balance Sheet Data (Continued):
Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	December 31, 2008	December 31, 2007
Land	$2,378,033	$2,384,069
Buildings	6,353,985	6,253,167
Fixtures and tenant improvements	131,622	101,115

	8,863,640	8,738,351
Less: Accumulated depreciation	(606,530)	(412,806)

	8,257,110	8,325,545
Construction in progress	412,357	207,387

Real estate, net	8,669,467	8,532,932
Receivables, including straight-line rent, net	136,410	124,540
Leasehold interests	12,615	13,927
Other assets	315,591	365,925

	$9,134,083	$9,037,324

Mortgage debt (a)	$5,776,897	$5,551,839
Notes and accrued interest payable to DDR	64,967	8,492
Other liabilities	237,363	201,083

	6,079,227	5,761,414
Accumulated equity	3,054,856	3,275,910

	$9,134,083	$9,037,324

(a)	The Company’s proportionate share of joint venture debt aggregated approximately $1,216.1 million and $1,034.1 million at December 31, 2008 and 2007, respectively.